Exhibit 99.1

Casella Waste Systems, Inc. Reports Third Quarter Fiscal Year 2005 Results

RUTLAND, VERMONT (March 9, 2005) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional, non-hazardous solid waste services company, today reported financial results for the third quarter of its 2005 fiscal year.

For the quarter ended January 31, 2005, the company reported revenues of $116.1 million, an 11.5% increase from $104.1 million in the same period of fiscal year 2004. Net income per common share was $0.02. Operating income for the third quarter 2005 increased to $7.6 million compared to $7.4 million in the third quarter 2004. Cash provided by operating activities in the quarter was $26.2 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $23.8 million* in the quarter, an increase of 8.6% from the third quarter 2004 EBITDA of $22.0 million.

For the nine months ended January 31, 2005, the company reported revenues of $366.1 million, an 11.2% increase from $329.1 million in the same period of fiscal year 2004. The company’s net income per common share was $0.20. Operating income for the period increased to $33.0 million from $27.9 million in the same period of fiscal year 2004. Cash provided by operating activities for the nine-month period was $62.1 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA), was $84.3 million*, an increase of 16.9% from $72.1 million in the same period of the previous year.

“We continue to build momentum in our business, primarily through the growing contribution of our newly added disposal capacity but also by focusing on the key day-to-day operating drivers of the business,” John W. Casella, chairman and CEO, said. “Our results are indicative of our confidence that the continued execution of our strategy will return long-term value to our shareholders.”

Third Quarter Results

Revenues for the solid waste business totaled $90.9 million in the third quarter of fiscal year 2005, an 11.5% increase from $81.5 million in the same period of fiscal year 2004 mainly due to higher hauling and transfer volumes in the Central Region and higher composting volumes in the North Eastern region. The rollover effect of acquired businesses accounted for $4.3 million of the increase in revenue in the quarter primarily due to new disposal facilities in the Western (Ontario) and South Eastern regions (Southbridge), which became active in the third and fourth quarters of fiscal 2004, respectively. FCR revenues increased to $21.3 million in the quarter compared to $18.5 million in the same quarter one year ago due to higher commodity prices. Revenues from Major Accounts decreased to $3.9 million in the quarter from $4.1 million in the same period last year.

Cost of operations grew in the quarter to $76.7 million from $67.5 million in the same period last year due to higher insurance costs, higher fuel costs and higher cost of commodity purchases due to higher prices. General and administration costs totaled $15.5 million, an increase from $14.6 million in the same period one year ago. This increase reflected higher bonus accruals, as well as expenses related to compliance with the Sarbanes Oxley Act.

Balance Sheet Data

As of January 31, 2005, the company had cash on hand of $7.4 million and an outstanding total debt level of $371.3 million.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

More detailed financial results are contained in the tables accompanying this release.

Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

The company will host a conference call to discuss these results on Thursday, March 10, 2005 at 10:00 a.m. EST. Individuals interested in participating in the call should dial (719) 457-2621 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling (719) 457-0820 (conference code #6274987) before 11:59 p.m. EST, Thursday, March 17, 2005, or by visiting the company’s website.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management’s Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2004.

(tables follow)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2004	2005	2004	2005
Revenues	$104,144	$116,080	$329,141	$366,133
Operating expenses:
Cost of operations	67,540	76,736	213,187	234,399
General and administration	14,647	15,503	43,805	47,389
Depreciation and amortization	14,595	16,271	44,299	51,068
Deferred costs	—	—	—	295
	96,782	108,510	301,291	333,151
Operating income	7,362	7,570	27,850	32,982
Other expense/(income), net:
Interest expense, net	6,241	7,249	18,359	21,577
Income from equity method investments	(1,171)	(1,556)	(2,069)	(2,483)
Other expense/(income)	(343)	(642)	(721)	109
	4,727	5,051	15,569	19,203
Income from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	2,635	2,519	12,281	13,779
Provision for income taxes	1,149	1,122	1,627	6,136
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,486	1,397	10,654	7,643
Discontinued Operations:
Income from discontinued operations, net of income taxes (1)	4	—	—	140
Loss on disposal of discontinued operations, net of income taxes	—	—	—	(150)
Cumulative effect of change in accounting principle, net of income taxes	—	—	2,723	—
Net income	1,490	1,397	13,377	7,633
Preferred stock dividend	818	829	2,423	2,499
Net income available to common stockholders	$672	$568	$10,954	$5,134
Common stock and common stock equivalent shares outstanding, assuming full dilution	24,795	25,380	24,427	25,125
Net income per common share before discontinued operations and cumulative effect of change in accounting principle	$0.03	$0.02	$0.34	$0.20
Net income per common share	$0.03	$0.02	$0.45	$0.20
EBITDA (2)	$21,957	$23,841	$72,149	$84,345

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Nine Months Ended
	January 31,	January 31,
	2004	2005
Cash Flows from Operating Activities:
Net income	$13,377	$7,633
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	44,299	51,068
Depletion of landfill operating lease obligations	395	3,729
Loss on disposal of discontinued operations, net	—	150
Cumulative effect of change in accounting principle, net	(2,723)	—
Income from equity method investment	(2,069)	(2,483)
Dividend from equity method investment	—	2,000
Deferred costs	—	295
Gain on sale of equipment	(274)	(4)
Deferred income taxes	838	4,760
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(8,060)	(5,080)
	32,406	54,435
Net Cash Provided by Operating Activities	45,783	62,068
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(31,889)	(6,486)
Additions to property, plant and equipment	(37,442)	(56,154)
Payments on landfill operating lease contracts	(4,305)	(19,790)
Proceeds from divestitures	—	3,050
Advances to unconsolidated entities	(7,074)	—
Other	966	1,839
Net Cash Used In Investing Activities	(79,744)	(77,541)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	124,828	120,350
Principal payments on long-term debt	(100,933)	(107,145)
Proceeds from exercise of stock options	3,709	1,622
Net Cash Provided by Financing Activities	27,604	14,827
Net decrease in cash and cash equivalents	(6,357)	(646)
Cash and cash equivalents, beginning of period	15,652	8,007
Cash and cash equivalents, end of period	$9,295	$7,361

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

(In thousands)

Note 1:  The company divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations for the three and nine months ended January 31, 2004 and 2005.

Note 2:  Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization (EBITDA) and before deferred costs and free cash flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of EBITDA to Cash Provided by Operating Activities:

	Three Months Ended		Nine Months Ended
	January	January	January	January
	31,	31,	31,	31,
	2004	2005	2004	2005
Cash Provided by Operating Activities	$22,763	$26,222	$45,783	$62,068
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(6,999)	(6,028)	8,060	5,080
Deferred income taxes	(542)	(1,059)	(838)	(4,760)
Income from discontinued operations	(4)	—	—	(140)
Provision for income taxes	1,149	1,122	1,627	6,136
Interest expense, net	6,241	7,249	18,359	21,577
Depletion of landfill operating lease obligations	(395)	(1,140)	(395)	(3,729)
Dividend from equity method investments	—	(2,000)	—	(2,000)
Other expense/(income), net	(256)	(525)	(447)	113
EBITDA	$21,957	$23,841	$72,149	$84,345

Following is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities:

		Three Months Ended January 31, 2005	Nine Months Ended January 31, 2005
FREE CASH FLOW:
EBITDA		$23,841	$84,345
Add (deduct):	Cash interest	(2,214)	(16,155)
	Net closure / post-closure	(281)	(5,398)
	Capital expenditures	(13,721)	(56,154)
	Cash taxes	(290)	(999)
	Depletion of landfill operating lease obligations	1,140	3,729
	Change in working capital, adjusted for non-cash items	1,777	(4,460)
FREE CASH FLOW		$10,252	$4,908
Add :	Capital expenditures	13,721	56,154
	Dividend from US GreenFiber	2,000	2,000
	Other	249	(994)
Cash Provided by Operating Activities		$26,222	$62,068

CASELLA WASTE SYSTEMS, INC.

SUPPLEMENTAL DATA TABLES

(unaudited)

Amounts of the Company’s total revenue attributable to services provided are as follows:

	Three Months Ended January 31,
	(in thousands)
	2004	2005
Collection	$53,863	$56,578
Landfill/disposal facilities	16,926	18,779
Transfer	8,383	9,570
Recycling	24,972	31,153
Total revenues	$104,144	$116,080

Components of Revenue Growth for the three months ended January 31, 2005 compared to the three months ended January 31, 2004:

		Percentage
Solid waste operations	Price	0.1%
	Volume	4.3%
Solid waste commodity price & volume		0.4%
Total growth of solid waste		4.8%
FCR	Price	2.1%
	Volume	0.4%
Total recycling growth		2.5%
Total internal growth		7.3%
Rollover effect of acquisitions		4.2%
Total revenue growth		11.5%

As of last quarter, the solid waste price increase result is skewed by lower average prices at Brockton landfill. Excluding Brockton, price growth would have been 1.4%

Solid Waste Internalization Rates by Region:

	Three Months Ended
	January 31,
	2004	2005
North Eastern region	54.7%	55.9%
South Eastern region	50.8%	47.9%
Central region	80.2%	79.8%
Western region	30.8%	44.4%
Solid waste operations	52.4%	57.2%

US GreenFiber Financial Statistics:

	Three Months Ended
	January 31,
	(in thousands)
	2004	2005
Revenue	$34,783	$40,023
Net income	2,342	3,113
Cash flow from operations	1,223	2,956
Net working capital changes	2,420	1,624
EBITDA	$3,643	$4,580
As a percentage of revenue:
Net income	6.7%	7.8%
EBITDA	10.5%	11.4%